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                                                                    Exhibit 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 33-00000) and related Prospectus of Florafax International, Inc. for the registration of 342,500 shares of its common stock and to the incorporation by reference therein of our report dated October 8, 1998 (except for Notes 14 and 15, as to which the dates are December 9, 1998 and April 6, 1999, respectively), with respect to the consolidated financial statements of Florafax International, Inc. included in its Annual Report (Form 10-KSB/A) for the year ended August 31, 1998 filed with the Securities and Exchange Commission.


                                          ERNST & YOUNG LLP


Tampa, Florida
April 15, 1999